FORM 4

      [ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

OMB APPROVAL
OMB NUMB DECEMBER 31, 2001
ESTIMATED AVERAGE BURDEN
HOURS PER RESPONSE: .05
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1. Name and Address of Reporting Person

RUEBEN                       ANTHONY
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(Last)                        (First)                     (Middle)


                          2710 REW CIRCLE, SUITE 100
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                              (Street)


OCOEE                         FLORIDA                   34761
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(City)                        (State)                     (Zip)
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2. Issuer Name and Ticker or Trading Symbol


                      COMPASS KNOWLEDGE HOLDINGS, INC./CKNO
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3. IRS or Social Security Number or Reporting Person (Voluntary)



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4. Statement for Month/Year   MAY 2001
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5. If Amendment, Date of Original     (Month/Year)
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6. Relationship of Reporting Person to Issuer (Check all applicable)

[ ]   Director                         [ ]   10% Owner
[X]   Officer (give title below)       [ ]   Other (specify below

      CHIEF FINANCIAL OFFICER/TREASURER

7.  Individual or Joint/Group Filing (Check Applicable Line)

[X]   Form filed by One Reporting Person
[ ]   Form filed by More than One Reporting Person
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
TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                                                                                    6. Ownership     7. Nature of
                                                                            5. Amount of Securities    Form:            Indirect
1. Title of   2. Transaction     3. Transaction 4. Securities Acquired (A)     Beneficially Owned      Direct (D) or    Beneficial
   security       Date               Code           or Disposed of (D)          at End of Month        Indirect (I)     Ownership
   (Instr. 3)    (Month/Day/Year)   (Instr. 8)     (Instr. 3, 4, and 5)        (Instr. 3 and 4)        (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                     Code  V        Amount   (A) or    Price
                                                             (D)
Common Stock         5/22/01           P            2,188     A        $1,094         8,752                 D








Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
                                                                                                        5. Number of Derivative
                                                                                                           Securities Acquired
1. Title of Derivative   2. Conversion or Exercise         3. Transaction Date     4. Transaction          (A) or Disposed of (D)
   Security (Instr. 3)      Price of Derivative Security      (Month/ Day/ Year)      Code (Instr. 8)      (Instr. 3, 4, and 5)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      Code                    V     (A)     (D)

Common Warrant                       $.50                         5/22/01              P                           1,094






TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALY OWNED--(CONTINUED)
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
                                                                                          10. Ownership
                                                                                              Form of
                           7. Title and                                                       Derivative           11. Nature of
                              Amount of         8. Price of    9. Number of                   Security:                Indirect
6. Date Exercisable           Underlying           Derivative     Derivative Securities       Direct (D) or            Beneficial
   and Expiration Date        Securities           Security       Beneficially Owned at       Indirect (I)             Ownership
   (Month/Day/Year)           (Instr. 3 and 4)     (Instr. 5)     End of Month (Instr. 4)     (Instr. 4)               (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                      Amount
    Date         Expiration           or Number
(D) Exercisable  Date         Title   of Shares

                              Common
     5/22/01     5/22/04      Warrant   1,094       $1,094             154,376                    D







Explanation of Responses:

SEE ATTACHED

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ ANTHONY RUBEN                                MAY 22, 2001
-----------------------------------------     -----------------
** Signature of Reporting Person                    Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                                     FORM 4
                              (Continuation Sheet)


Item 1.   Name:





Item 2.   Issuer:

Item 3.   Social Security Number:

Item 4.   Statement of Month of:
-------------------------------------------------------------------------------
Explanation of Responses:

Table 1:










Table 2:










THE FILING OF THIS STATEMENT SHALL NOT BE CONSTRUED AS AN ADMISSION THAT THE REPORTING PERSON IS, FOR THE PURPOSES OF SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THE BENEFICIAL OWNER OF ANY EQUITY SECURITIES COVERED BY THIS STATEMENT.